SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

Check the appropriate box:

[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).
[X]	Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X]           No fee required

[  ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, schedule or registration statement no.:

(3)           Filing party:

(4)           Date filed:

OPTIMUM FUND TRUST

OPTIMUM SMALL-MID CAP GROWTH FUND

2005 Market Street

Philadelphia, PA 19103-7094

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of Optimum Small-Mid Cap Growth Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about July 13, 2016 to shareholders of record of the Fund as of June 29, 2016.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisors unaffiliated with the Trust or the Manager (“unaffiliated sub-advisors”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisors, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund.  In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments® affiliates requested and received an exemptive order from the SEC on Nov. 7, 2006 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on March 17, 2016 (the “March Meeting”), approved a sub-advisory agreement (each a “Sub-advisory Agreement”) between the Manager and each of Columbus Circle Investors (“CCI”) and Peregrine Capital Management, Inc. (“Peregrine”, and together with CCI, the “Sub-Advisor(s)”), under which CCI and Peregrine would each serve as sub-advisor to the Fund, replacing Columbia Wanger Asset Management, LLC (“CWAM”) and Wellington Management Company LLP (“Wellington Management”).

Subsequently, at a Board meeting held on June 15, 2016 (the “June Meeting”, and together with the March Meeting, the “Meeting(s)”), the Board, including the Independent Trustees, approved a new sub-advisory agreement between the Manager and Peregrine (the “New Sub-advisory Agreement”, and together with each Sub-advisory Agreement approved at the March Meeting, the “Sub-advisory Agreements”), under which Peregrine would continue to serve as a sub-advisor to the Fund after the close of the Transaction (as defined below) and the resulting automatic termination of the Sub-advisory Agreement approved at the March Meeting. This approval was also done consistent with the terms of the SEC Order referenced above.

The sub-advisory agreements between the Manager, on behalf of the Fund, and each of CWAM and Wellington Management were terminated on April 1, 2016.  The decision to terminate the sub-advisory agreements was based upon certain factors, including but not limited to, each of CWAM’s and Wellington Management’s long-term underperformance.

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding CCI and Peregrine and the Sub-advisory Agreements.

THE INVESTMENT MANAGER

The Manager is located at 2005 Market Street, Philadelphia, PA 19103-7094, and is a series of Delaware Management Business Trust, which is an indirect subsidiary of Delaware Management Holdings, Inc. (“DMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940 (the “Advisors Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated Jan. 4, 2010 between the Trust and the Manager (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional   sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 1.10% on the average daily net assets of the Fund. The Manager has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels.  After giving effect to the fee waiver and expense reimbursements, the Manager received advisory fees of $4,715,821 from the Fund for the fiscal year ended March 31, 2016.

The key executives and each trustee of the Manager and their principal occupations are: Shawn Lytle, Trustee and President; Roger A. Early, Trustee and Executive Vice President/Managing Director, Head of Fixed Income Investments/Co-Chief Investment Officer – Total Return Fixed Income Strategy; David F. Connor, Trustee and Senior Vice President / General Counsel / Secretary; Richard Salus, Senior Vice President / Chief Financial Officer; and Daniel V. Geatens, Director of Financial Administration.  The address of each person listed is 2005 Market Street, Philadelphia, PA 19103-7094.

THE SUB-ADVISORS

CCI is an investment advisor located at Metro Center, 1 Station Place, 8th Floor South, Stamford, CT 06902.  CCI is a Delaware general partnership and was established in 1975 and registered with the SEC as an investment advisor in October 1994. CCI is a wholly-owned, indirect subsidiary of Principal Global Investors (PGI). PGI is a wholly-owned subsidiary of Principal Life Insurance Company, which is wholly-owned by Principal Financial Services, which is wholly-owned by Principal Financial Group.  CCI provides growth-oriented portfolios in Large Cap, Mid Cap, Small Cap and SMID Cap categories for domestic equities. CCI specializes in the management of discretionary accounts for a variety of organizations including corporate, public, Taft-Hartley, endowment/foundations and healthcare institutions. CCI also offers advisory services for mutual funds, high net worth individuals and a variety of sponsored separately managed account platforms (i.e., mutual funds, collective investment trusts (CIT), hedge funds, wrap programs, model portfolios, etc.). As of March 31, 2016, CCI had approximately $12 billion in assets under management.

CCI was approved by the Board to serve as a sub-advisor to the Fund at the March Meeting. CCI is not affiliated with the Manager, and CCI discharges its responsibilities subject to the oversight and supervision of the Manager and the Board. CCI is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of CWAM and Wellington Management by CCI and Peregrine and the implementation of the Sub-advisory Agreements. The fees paid by the Manager to CCI depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to CCI by the Manager. In accordance with procedures adopted by the Board, CCI may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between CCI and the Manager is dated March 23, 2016.

CCI serves as an investment sub-advisor to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective.

Fund	Assets As of March 31, 2016	Annual Sub-Advisory Fee Rate (as a percentage of average daily net assets)
Client Name Confidential	$95.9 million	0.50% on all assets

The names and principal occupations of the principal executive officers of CCI and the CCI portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with CCI, is Metro Center, 1 Station Place, 8th Floor South, Stamford, CT 06902:

Name	Position
Clifford G. Fox, CFA	Senior Managing Director, Portfolio Manager
Michael Iacono, CFA	Managing Director, Portfolio Manager, Mid Cap
Katerina Wasserman, CFA	Managing Director, Co-Portfolio Manager
Anthony Rizza, CFA	Senior Managing Director, Portfolio Manager
Karl W. Anderson	Senior Managing Director, Client Servicing, Marketing Officer
Frank A. Cuttita	Senior Managing Director, Chief Administrative Officer

Peregrine is an investment advisor located at 800 LaSalle Avenue, Suite 1850, Minneapolis, MN 55402.  Peregrine is a Minnesota corporation and was founded and registered as an investment advisor with the SEC in 1984. Peregrine is currently a wholly-owned subsidiary of Wells Fargo & Co., but Peregrine senior management has recently agreed to buy the firm from Wells Fargo as described in the section below entitled “The Transaction.”  Peregrine predominately serves the institutional marketplace through separately managed portfolios in addition to providing sub-advisory services for mutual funds. As of March 31, 2016, Peregrine had approximately $3.3 billion in assets under management.

Peregrine was initially approved by the Board to serve as a sub-advisor to the Fund at the March Meeting and was re-approved at the June Meeting. Peregrine is not affiliated with the Manager, and Peregrine discharges its responsibilities subject to the oversight and supervision of the Manager and the Board. Peregrine is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of CWAM and Wellington Management by CCI and Peregrine and the implementation of the Sub-advisory Agreements. The fees paid by the Manager to Peregrine depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to Peregrine by the Manager. In accordance with procedures adopted by the Board, Peregrine may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between Peregrine and the Manager is dated March 21, 2016. The New Sub-Advisory Agreement between Peregrine and the Manager will be executed in connection with the Transaction and will contain the same terms as the existing Sub-Advisory Agreement.

Peregrine serves as an investment sub-advisor to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective.

Fund	Assets As of March 31, 2016	Annual Sub-Advisory Fee Rate (as a percentage of average daily net assets)
Wells Fargo Small Company Growth Fund	$1.14 billion	0.46%
Great-West Small Cap Growth Fund	$21.7 million	0.50%

The names and principal occupations of the principal executive officers of Peregrine and the Peregrine portfolio managers primarily responsible for this Fund are listed below. This list includes members of the firm’s Managing Principals’ Group (MPG).  MPG sets policy and drives the strategic vision of the firm. The address of each principal executive officer listed below, as it relates to the person’s position with Peregrine, is 800 LaSalle Avenue, Suite 1850, Minneapolis, MN 55402:

Name	Position
William A. Grierson, CFA	Principal, Portfolio Manager (SCG)
Daniel J. Hagen, CFA	Principal, Portfolio Manager (SCG)
James P. Ross, CFA	Principal, Portfolio Manager (SCG)
Paul E. von Kuster, CFA	Principal, Portfolio Manager (SCG)
Gary Nussbaum, CFA	Principal, Portfolio Manager
Brian Donohue, CFA	Principal, Portfolio Manager
Tasso Coin, CFA	Principal, Portfolio Manager
Doug Pugh, CFA	Principal, Portfolio Manager
David Lunt, CFA	Principal, Chief Operating Officer/Chief Financial Officer
Stefanie Adams	Principal, Director of Client Service & Marketing

THE TRANSACTION

On April 11, 2016, a group of Peregrine’s senior management team entered into a purchase agreement to buy Peregrine from its parent company, Wells Fargo & Co. (the “Transaction”).  The senior management group that is purchasing Peregrine from Wells Fargo includes eight portfolio managers, a portfolio adviser, the director of client service and marketing, and its CFO/COO.  These individuals will own 100% of Peregrine after the Transaction. Peregrine has represented that there will be no change to the portfolio management team or investment strategy in connection with Peregrine’s portion of the Fund as a result of the pending closing of the Transaction. In connection with the Transaction, Peregrine also plans on converting from a corporation to a limited liability company and will be known as Peregrine Capital Management, LLC thereafter. Peregrine expects that the Transaction will close and be finalized on or about July 29, 2016.

The Transaction will constitute a “change of control” of Peregrine under applicable provisions of the 1940 Act.  The 1940 Act provides that a “change of control” of a fund’s advisor or sub-advisor results in an “assignment,” and a consequent automatic termination, of an investment advisory agreement between a fund and its advisor or sub-advisor, as the case may be.  Accordingly, the Sub-advisory Agreement approved at the Board’s March Meeting and dated March 21, 2016 between the Manager and Peregrine, as the Fund’s sub-advisor, will terminate upon completion of the Transaction.  In anticipation of the Transaction and the resulting automatic termination of the March 21, 2016 Sub-advisory Agreement with Peregrine, the Board, at its June Meeting, approved a New Sub-advisory Agreement with Peregrine as described below.

THE SUB-ADVISORY AGREEMENTS

The Sub-advisory Agreements were approved by the Board at the Meetings, which were called for the purpose of approving the Sub-advisory Agreements for an initial term of two years. Thereafter, continuance of the Sub-advisory Agreements will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-advisory Agreements provide that they will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the Sub-advisory Agreements approved by the Board at the March Meeting, other than the rate of compensation paid by the Manager to CCI and Peregrine, are substantially similar to the sub-advisory agreements between the Manager and each of CWAM and Wellington Management, the Fund’s prior sub-advisors. The New Sub-Advisory Agreement between Peregrine and the Manager that was approved by the Board at its June Meeting and to be executed in connection with the Transaction will contain the same terms as the Peregrine Sub-Advisory Agreement approved at the March Meeting.

The Sub-advisory Agreements provide that CCI and Peregrine, among other duties, will make all investment decisions for each of their applicable allocated portions of the Fund’s investment portfolio. Each Sub-Advisor, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets.  Each Sub-Advisor also will perform certain other administrative and compliance-related functions in connection with the management of each of their applicable allocated portions of the Fund’s investment portfolio.

The Sub-advisory Agreements provide for CCI and Peregrine to be compensated based on the average daily net assets of the Fund allocated to each Sub-Advisor. The Sub-Advisors are compensated from the fees that the Manager receives from the Fund.  Each Sub-Advisor generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-advisory Agreements may be terminated, without the payment of any penalty, by: (i) the Manager or the Trust at any time on written notice to a Sub-Advisor, or (ii) a Sub-Advisor, on not less than sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATIONS AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreements among the Trust, the Manager, and each of CCI and Peregrine. The Board considered and reviewed information about each of CCI and Peregrine, including its personnel, operations and financial condition, which had been provided by the Sub-Advisors. The Board also reviewed material furnished by the Manager (with the assistance of its consultant, LPL), including: a memorandum from the Manager reviewing the Sub-advisory Agreements and the various services proposed to be rendered by the Sub-Advisors; research and analysis concerning the Manager’s proposal of the Sub-Advisors for the Fund; a description of the proposed sub-advisory fees under each of the Sub-advisory Agreements, along with fees that each Sub-Advisor charges comparable accounts; information concerning each Sub-Advisor’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to each Sub-Advisor’s personnel, organization and policies; copies of each Sub-Advisor’s Form ADV, compliance policies and procedures and its Code of Ethics; and a copy of the Sub-advisory Agreements.  In addition, the Board reviewed material furnished by the Manager specifically regarding the Transaction in connection with the Board’s consideration of the New Sub-advisory Agreement between Peregrine and the Manager at the Board’s June Meeting.

In considering such information and materials, the Independent Trustees received assistance and advice from and met separately with independent counsel.  The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreements were sent to the Independent Trustees in advance of the Board Meetings. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decisions. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors.  In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by CCI and Peregrine, the Board reviewed the services to be provided by the Sub-Advisors pursuant to the Sub-advisory Agreements, noting specifically that each Sub-advisory Agreement considered at the Board’s March Meeting contains substantially similar provisions to those in the sub-advisory agreements of the prior sub-advisors, except for the provisions relating to the fees. In regards to the Transaction, the Board also noted at its June Meeting that the New Sub-advisory Agreement would contain identical terms to the Sub-advisory Agreement dated March 21, 2016 between Peregrine and the Manager. The Board reviewed materials provided by CCI and Peregrine regarding the experience and qualifications of personnel who will be responsible for managing each Sub-Advisor’s portion of the Fund. At its June Meeting, the Board also placed weight on Peregrine’s representation that there were no planned changes with respect to Peregrine’s personnel responsible for security selection and portfolio management of the portion of the Fund managed by Peregrine after the completion of the Transaction.  The Board also placed weight on the performance of representative Sub-Advisor portfolios that utilized the investment process and parameters that would be employed by each Sub-Advisor on behalf of its portion of the Fund (each a “Sub-Advisor Account(s)”). The Board also considered that CCI and Peregrine would co-manage the Fund with each other. The Board considered the compatibility of the two advisors’ investment philosophies and methodologies for the Fund.  Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by CCI and Peregrine to the Fund and its shareholders and was confident in the abilities of the Sub-Advisors to provide quality services to the Fund and its shareholders.

Investment Performance. The Board reviewed information on the performance of the CCI and Peregrine Sub-Advisor Accounts over various time periods. The Board also reviewed a “combination analysis” showing various performance metrics that would have resulted from combining the performance of each Sub-Advisor Account for CCI and Peregrine over various time periods measured in several different ways. Based on CCI / Peregrine’s historical portfolio characteristics, the Board noted that the CCI / Peregrine combination for the Fund was expected to produce a portfolio more in line with the Fund’s benchmark than the CWAM / Wellington Management combination, while still seeking to provide excess returns to the Fund’s benchmark.  At its June Meeting, the Board placed weight on Peregrine’s representation that there are no planned changes with respect to the Peregrine personnel currently responsible for security selection and portfolio management of its portion of the Fund after the completion of the Transaction. The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by the Sub-Advisors under the Sub-advisory Agreements.

Comparative Expenses.  In considering the appropriateness of the sub-advisory fees to be charged by CCI and Peregrine, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by the Sub-Advisors, as more fully described above. The Board noted that the sub-advisory fees are paid by the Manager and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees to be paid by the Manager to the Sub-Advisors were the product of arms-length negotiations between the Manager and the Sub-Advisors, and the Board considered the allocation of the investment management fees charged to the Fund between the Manager and the Sub-Advisors in light of the nature, extent and quality of the investment management services provided, and to be provided by, the Manager and the Sub-Advisors. The Board was provided with a description of fees to be charged by each of CCI and Peregrine under its Sub-advisory Agreement for the Fund, which showed them to be lower than the sub-advisory fees charged by each of CWAM and Wellington Management under their respective sub-advisory agreements at the Fund’s current amount of assets under management. The Board discussed the impact that the differences in fees would have on the Manager’s profitability for the Fund, and the Board discussed with the Manager how such difference in fees would be taken into consideration when the Manager evaluated an expense cap for the Fund. The Board also was provided with information showing that each Sub-Advisor’s fees were competitive with those charged by the Sub-Advisor to other comparable investment companies or accounts, and was informed by the Manager that each Sub-Advisor’s fees were competitive with fees of other investment managers being considered as possible sub-advisors to the Fund. At the Board’s June Meeting, it was noted that Peregrine’s sub-advisory fees would remain the same after the Transaction. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels. Based upon such facts, the Board believed that the fees to be charged by CCI and Peregrine under its respective Sub-advisory Agreement were acceptable in relation to the services being provided.

Profitability and Economies of Scale.  The Board was informed that CCI and Peregrine may receive certain fall-out benefits in connection with their relationship with the Fund, such as benefits relating to soft-dollar arrangements. Information about each Sub-Advisor’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund as of the March Meeting and had only been a sub-advisor to the Fund for a very short period as of the June Meeting. The Board noted that the Fund has a fixed investment management fee of 1.1% at all asset levels without breakpoints, but in view of the nature of the Fund, its asset level of approximately $433 million at Feb. 29, 2016 and $422 million at May 31, 2016, and the fact that the actual investment management fee charged to the Fund was reduced as a result of management expense caps, the Trustees believed that no meaningful economies of scale currently existed.

GENERAL INFORMATION

Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated Jan. 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A and Class C shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of DMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company (“DIFSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Fund. Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of DMHI and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund made payments in the amount of $688 to affiliated brokers for the fiscal year ended March 31, 2016.

Record of Beneficial Ownership
As of June 29, 2016, the Fund believes that there were no beneficial owners holding 5% or more of the outstanding shares of any Class of the Fund.  As of June 29, 2016, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust’s most recent Annual Report and any Semiannual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800 914-0278.